EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS

SECOND QUARTER 2005 RESULTS

Bedford, MA – July 27, 2005—Boston Communications Group, Inc. (Nasdaq: BCGI) today announced a consolidated GAAP net loss for the second quarter ended June 30, 2005 of $17.9 million, or $(1.01) per share, primarily driven by a $24 million non-cash charge in connection with the previously announced initial jury verdict in the Freedom Wireless lawsuit, which bcgi continues to contest. On a non-GAAP basis excluding this charge, the Company would have reported net income of $751,000, or $0.04 per share.

The consolidated GAAP net loss compares with net income of $5.0 million, or $0.27 per share, for the second quarter of 2004 and net income of $1.6 million, or $0.09 per share, for the first quarter of 2005. Total revenues for the second quarter decreased 8% to $25.6 million from $27.7 million in the second quarter of 2004 and decreased 3% from $26.4 million in the first quarter of 2005. Total revenues for the six months ended June 30, 2005 decreased 6% to $52.0 million from $54.9 million in the six months ended June 30, 2004.

“Despite the uncertainties posed by the Freedom Wireless lawsuit, we are aggressively pursuing our strategy of continuous technological enhancement, subscriber growth, and revenue diversification,” said E.Y. Snowden, president and chief executive officer. “We are very excited about our acquisition of the PureSight content filter technology, which further strengthens our mobile services platform and provides bcgi with a distinct competitive advantage in the rapidly emerging content filtering space. Our prepaid subscriber base grew by 34,000 during the quarter and our revenue diversification efforts continue to be successful as revenues from customers other than Verizon Wireless and Cingular Wireless increased 90% in the second quarter of 2005 compared to the same quarter in 2004.”

PureSight Acquisition

On June 15, 2005, the Company completed its acquisition of the assets and certain liabilities of PureSight, Inc. and its Israeli subsidiary, PureSight Ltd. (PureSight), a provider of advanced content recognition solutions. The total acquisition costs including legal, investment banking and other advisory fees approximated $6.7 million. bcgi is leveraging PureSight’s expertise and legacy of innovation and development in filtering technology to further enhance its Access Management product line. The acquired technology powers bcgi’s Mobile Guardian Filter, a comprehensive solution that enables wireless operators to meet either regulatory or voluntary guidelines that are being established to restrict access to inappropriate content. Available as PureSight’s

Classification Software Development Kit or as an integral part of Mobile Guardian Filter, the flexible deployment models are expected to broaden the product’s reach and appeal to prospective and existing customers.

Financial Highlights

The Company’s prepaid subscriber base grew by 34,000 during the quarter ended June 30, 2005, principally due to growth from expansion of existing customers as well as lower than expected churn and conversions. However, declines in average minutes of use per subscriber per month and average revenue per minute rates charged to the Company’s customers contributed to the revenue decline. As of June 30, 2005, bcgi had 3.83 million prepaid wireless subscribers, down 240,000 from June 30, 2004 and 34,000 higher than March 31, 2005. Total average billed minutes of use per subscriber per month was 116 minutes, unchanged from the second quarter of 2004 and a 3% decrease compared to the quarter ended March 31, 2005.

Cash and short-term investments decreased $10.2 million during the second quarter to $62.1 million as of June 30, 2005, primarily due to $6.7 million used for the PureSight acquisition and the timing of accounts receivable payments which caused an increase in days sales outstanding to 81 days, up from the first quarter’s normalized level of 73 days.

Freedom Wireless Litigation Update

The non-jury trial on inequitable conduct concluded on July 26, 2005 and the Court has ordered the plaintiff and defendants to file findings and conclusions with the Court on August 15, 2005. The Company intends to file motions for judgment as a matter of law and a motion for a new trial or, in the alternative, a reduction in the damages awarded by the jury. The Company expects that the Court will rule on each of these matters in addition to determining the final judgment on the case in due course, sometime after August 15, 2005. The potential outcomes vary greatly and could include any of the following:

•	If the Court rules in favor of bcgi and its co-defendants in the non-jury trial, the patents held by Freedom Wireless would become unenforceable, a decision that Freedom Wireless, Inc. may choose to appeal.
•	If the Court rules against bcgi and the co-defendants in the non-jury trial, the Court could reduce the amount of the $128 million jury verdict based on the Company’s expected motion for a reduction in the damages. However, the Court could also increase the damages, up to three times the award plus attorneys’ fees. Interest as well as damages from January 1, 2005 to the date of the judgment could also be applied to the damages award. The Court could also enter an injunction against use of the allegedly infringing technology. The entry of such an injunction could substantially impair bcgi’s business and its ability to continue to provide its prepaid wireless or Real-Time Billing service bureau as currently offered in the United States.
•

If the Court rules against bcgi and the co-defendants in the non-jury trial, the Company expects to appeal the Court’s decision to the Court of Appeals for the Federal Circuit. The Company has engaged the law firm of Finnegan, Henderson,

Farabow, Garrett & Dunner, L.L.P to represent the Company in the appeal.
•	If the Court rules against bcgi and the co-defendants in the non-jury trial, the Court may require the Company to provide collateral or post a bond to stay execution of the Court’s judgment and any injunction that the Court may enter, pending resolution of the appeal. The bond required to stay execution of the money judgment is ordinarily 110% of the final judgment, unless otherwise ordered by the Court. Depending on the amount of the final judgment, this could exceed bcgi’s ability to pay. If the Company is unable to provide adequate collateral or to post a sufficient bond or is enjoined during the appeals process, or if the Company is unable to get an adverse judgment reversed and is unable to negotiate a commercially acceptable license with Freedom Wireless to allow bcgi to continue to provide its products and services, then it will not be possible for the Company to provide the prepaid wireless or Real-Time Billing service bureau as currently offered in the United States. In that event, the Company may not be able to continue its ongoing operations or may need to seek protections under Chapter 11 of the Bankruptcy Code.
•	The parties may enter into a settlement agreement. However, to date, the parties have not been able to reach a settlement, even through court-ordered mediation.

While the Company does not believe that it infringes these patents and believes that the patents are invalid in light of prior art and other reasons, in light of the adverse jury verdict the Company believes it is probable that a loss contingency exists. Although the ultimate amount of such loss, if any, is not currently known, accounting guidelines under Statement of Financial Accounting Standards No. 5, Accounting for Contingencies (FAS 5) and FASB Interpretation 14 (FIN 14), specify that if a loss can be reasonably estimated, it should be recorded.

Based on managements’ assessment of the potential outcomes of the case and in accordance with FAS 5 and FIN 14, the Company has accrued an estimated loss of $24.0 million with respect to the Freedom Wireless verdict, excluding additional legal charges which are expensed as incurred. However, the actual loss, if any, may be higher or lower than the amount accrued.

Update on Cingular Wireless Suit and Security Agreement

As previously disclosed in the Company’s Form 8-K on July 27, 2005, in order to mitigate the risk that bcgi will be unable to post sufficient collateral on its own, the Company entered into a Funding of Security for Appeal Agreement (the “Agreement”) with Cingular Wireless LLC, a co-defendant in the case. This agreement is subject to mutual acceptance of an escrow agent and related escrow terms. Under the terms of the Agreement, bcgi has agreed to place $41 million into escrow for the purpose of using these funds as security in the event that a bond or other security must be posted for more than $41 million. In exchange for placing the funds into escrow, if a final judgment in the lawsuit is rendered against bcgi and its co-defendants, and the joint and several damages exceed $41 million, Cingular has agreed to post security in the form of an appeal bond or otherwise in an amount that, when added to bcgi’s $41 million, is determined by the Court to be adequate security to stay the execution of the judgment. Cingular has also agreed to dismiss, without prejudice, the action filed by Cingular against bcgi in May 2005. Cingular originally filed this action in an effort to enforce Cingular’s indemnity rights against bcgi as a result of the Freedom Wireless verdict. The Agreement is expected to allow bcgi to proceed with an appeal and potentially avoid exposure to bankruptcy while the appeal is pending, in the event that a final judgment against bcgi in this lawsuit is rendered for joint and several damages that exceed $41 million, without any requirement for bcgi to post any additional security. Cingular is not obligated to provide the security for the payment of any portion of the damages for which Cingular is not jointly and severally liable.

Business and Financial Outlook

The following forward-looking statements reflect bcgi’s expectations as of July 27, 2005. The Company’s actual results may differ materially from these expectations as a result of the various outcomes in the Freedom Wireless matter, as discussed herein and the other risk factors set forth in the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2005. The Company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

The Company anticipates GAAP earnings should approximate break-even to a $0.04 loss per share for the quarter ending September 30, 2005, including estimated legal and other costs associated with the Freedom Wireless litigation of $0.17 to $0.22 per share, or $3.0 to $4.0 million. Legal and other costs are higher than what would typically be expected on a per share basis since the Company has not assumed any tax benefit or expense in the third quarter. Additionally, ongoing litigation costs are expected to be incurred to support the completion of the trial, post-trial motions, the appeals process and the Company’s defense against the suits recently brought by Freedom Wireless against bcgi, Nextel Communications and Alltel Corporation.

Previously, the Company reported that Verizon Wireless’ conversions of subscribers off of bcgi’s platform would continue through the fourth quarter of 2005. Conversions have been ongoing and are currently expected to continue into 2006. In addition, the Company anticipates, as previously announced, that it will continue to have fewer gross additions from Cingular Wireless.

The Company expects to increase sales and marketing expenses as it continues to assemble an international team of experienced wireless sales professionals to expand its sales and marketing presence on a global basis and to support the launch of bcgi’s newest product, Mobile Guardian Filter. In addition, engineering, research and development costs are expected to increase as the Company integrates the software team from the PureSight acquisition.

Use of Non-GAAP Financial Measures

The non-GAAP operating results included in this release are non-GAAP financial measures under the rules of the Securities and Exchange Commission. In the second quarter of 2005, these results exclude the $24 million estimated loss on litigation and the corresponding estimated tax effect of the loss. The Company included this information because the Company believes this information is an appropriate measure for evaluating the Company’s operating performance and will assist investors in understanding our results of operations on a comparative basis. The Company uses this non-GAAP information internally to help our management more accurately assess the ongoing nature of the Company’s operations and measure our performance on a comparative basis. This non-GAAP information supplements the GAAP financial information contained herein, and is not intended to represent a measure of performance in accordance with disclosures prepared in accordance with GAAP.

Conference Call

The Company will be holding a conference call and webcast at 5:00 p.m. ET, July 27, 2005 to discuss results for the period ended June 30, 2005 and management’s outlook. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for seven days following the call via telephone at 1-800-642-1687 (conf id 7882655) and for 90 days on the web at www.bcgi.net.

ABOUT THE COMPANY

Boston Communications Group, Inc. (Nasdaq: BCGI) develops products and services that enable wireless operators to fully realize the potential of their networks. bcgi’s access management, billing, payment and network solutions help operators rapidly deploy and manage innovative voice and data services for subscribers. Available as licensed products and fully managed services, bcgi’s solutions power carriers and enable MVNOs with market-leading implementations of prepaid wireless, postpaid billing, wireless account funding and m-commerce. bcgi was founded in 1988 and is listed on the Russell 2000 index. For more information, visit www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding: earnings per share estimates; legal cost estimates; the Company’s expectations to appeal an adverse judgment, to file additional motions and to ask the Court to reduce the damages; the anticipated benefits of the PureSight acquisition; and the Company’s expectations to increase various expenses and to expand its sales and marketing presence. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward-looking statements include restrictions placed upon the Company by the Court as a result of the Freedom Wireless judgment, an unfavorable final judgment in the Freedom Wireless suit which could result in damages in excess of $128 million and could significantly restrict bcgi’s ability to conduct business, the inability of the Company to post a bond, if required, the Company seeking protection under Chapter 11 of the Bankruptcy Code, the ability to market and sell new solutions to wireless operators, the loss of a customer or certain of their markets, a change in the revenues from the Company’s major customers including Nextel Communications, Verizon Wireless, and Cingular Wireless which represented 37%, 22% and 16%, respectively, of the Company’s consolidated revenues for the three months ended June 30, 2005, as well as the others factors that may affect future operating results detailed in bcgi’s quarterly report on Form 10-Q for the three months ended March 31, 2005 filed with the Securities and Exchange Commission.

Contact Information: Email inquiries - investor_relations@bcgi.net Financial Relations Board: Joe Calabrese, Investor Inquiries (212) 827-3772

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
Net revenues:	$25,615	$27,650	$51,967	$54,895
Expenses:
Cost of revenues (1)	6,793	6,459	13,470	12,837
Engineering, research and development	4,306	3,497	9,061	7,293
Sales and marketing	2,313	1,667	4,789	3,539
General and administrative	2,621	2,125	5,150	4,211
General and administrative – legal expense (2)	4,319	450	6,529	1,600
Estimated loss from litigation	24,000	—	24,000	—
Depreciation and amortization	5,204	5,490	10,758	10,959

Total operating expenses	49,556	19,688	73,757	40,439

Operating income (loss)	(23,941)	7,962	(21,790)	14,456
Interest income	408	251	808	563

Income (loss) from continuing operations before income taxes	(23,533)	8,213	(20,982)	15,019
Provision/(benefit) for income taxes	(5,671)	3,211	(4,753)	5,933

Income (loss) from continuing operations	(17,862)	5,002	(16,229)	9,086
Discontinued operations (3):
Loss from discontinued operations, net of income taxes	—	—	—	(11)

Net income (loss)	$(17,862)	5,002	(16,229)	$9,075

Basic Net Income (Loss) Per Share:
Continuing operations	$(1.01)	$0.27	$(0.92)	$0.50

Net income (loss)	$(1.01)	$0.27	$(0.92)	$0.50

Weighted average common shares outstanding	17,641	18,295	17,622	18,286

Diluted Net Income (Loss) Per Share:
Continuing operations	$(1.01)	$0.27	$(0.92)	$0.49

Net income (loss)	$(1.01)	$0.27	$(0.92)	$0.48

Weighted average common shares outstanding	17,641	18,735	17,622	18,728

Notes to Condensed Consolidated Statements of Operations:

(1)	Exclusive of depreciation and amortization, which is shown separately below.
(2)	General and administrative – legal expenses consists primarily of legal fees to defend the patent infringement suit brought by Freedom Wireless
(3)	The Company’s Roaming Service business was discontinued in the quarter ended March 31, 2004.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(unaudited and in thousands)

ASSETS	June 30, 2005	December 31, 2004
Current assets:
Cash and short-term investments	$62,091	$77,752
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $650 in 2005 and $474 in 2004	22,229	17,358
Prepaid expenses and other assets	4,336	2,907
Deferred income taxes	120	319

Total current assets	88,776	98,336
Property and equipment, net	54,509	55,559
Goodwill and other assets	22,913	14,116

Total assets	$166,198	$168,011

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$37,644	$19,042

Total current liabilities	37,644	19,042
Non-current liabilities:
Accrued pension liability	3,965	3,476
Deferred income taxes	1,948	7,046

Total non-current liabilities	5,913	10,522
Shareholders’ equity:
Common stock and additional paid-in capital	104,440	104,017
Retained earnings	18,201	134,430

Total shareholders’ equity	122,641	138,447

Total liabilities and shareholders’ equity	$166,198	$168,011

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited and in thousands)

	Six months ended June 30,
	2005	2004
OPERATING ACTIVITIES
Net income (loss) from continuing operations	($16,229)	$9,086
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,758	10,959
Deferred income taxes	(4,899)	108
Changes in operating assets and liabilities:
Accounts receivable	(4,663)	(5,373)
Prepaid expenses and other assets	(1,705)	(772)
Accounts payable, accrued expenses and deferred revenue	19,201	1,295

Net cash provided by operating activities of continuing operations	2,463	15,303

Loss from discontinued operations	—	(11)
Net change in operating assets and liabilities of discontinued operations	—	(260)

Net cash used in operating activities of discontinued operations	—	(271)

Net cash provided by operations	2,463	15,032
INVESTING ACTIVITIES
Acquisition of business and payment of earnout	(7,242)	(410)
Purchases of long-term investments	(1,955)	(1,517)
Sales of short-term investments, net of purchases	8,125	952
Purchase of property and equipment	(9,350)	(10,039)

Net cash used in investing activities	(10,422)	(11,014)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and employee stock purchase plan	375	710
Repurchase of common stock	—	(4,935)

Net cash provided by (used in) financing activities	375	(4,225)
Decrease in cash and cash equivalents	(7,584)	(207)
Cash and cash equivalents at beginning of period	9,467	2,960

Cash and cash equivalents at end of period	$1,883	$2,753

Non-GAAP Statements of Operations

Impact of Non-GAAP Adjustments on Reported Net Income (Loss)

(Unaudited and in thousands, except for per share amounts)

	Three Months ended June 30,2005
	GAAP	Adjustments	Non-GAAP As Adjusted
Net revenues:	$25,615	$—	$25,615
Expenses:
Cost of revenues	6,793	—	6,793
Engineering, research and development	4,306	—	4,306
Sales and marketing	2,313	—	2,313
General and administrative	2,621	—	2,621
General and administrative – legal expense	4,319	—	4,319
Estimated loss from lawsuit (1)	24,000	(24,000)	—
Depreciation and amortization	5,204	—	5,204

Total operating expenses	49,556	(24,000)	25,556

Operating income (loss)	(23,941)	24,000	59
Interest income	408	—	408

Income (loss) from continuing operations before income taxes	(23,533)	24,000	467
Provision/(benefit) for income taxes (2)	(5,671)	5,387	(284)

Net income (loss)	$(17,862)	$18,613	$751

Basic Net Income (Loss) Per Share:
Net income (loss)	$(1.01)		$0.04

Weighted average common shares outstanding	17,641		17,641

Diluted Net Income (Loss) Per Share:
Net income (loss)	$(1.01)		$0.04

Weighted average common shares outstanding	17,641		17,643

(1)	Amount represents the estimated loss contingency for the Freedom Wireless lawsuit, excluding legal charges.
(2)	Amount represents the adjustment necessary to adjust the GAAP tax rate, which includes a valuation allowance for all deferred tax assets and for all state net operating loss carryforwards, to the Company’s annual effective tax rate before this charge or 21%.